Calculation of Filing Fee Tables
S-3
Ready Capital Corp
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Debt	9.00% Senior Notes due 2029	457(o)			$ 132,250,000.00	0.0001531	$ 20,247.48
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 132,250,000.00		$ 20,247.48
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 20,247.48
Offering Note
[1]	(1) Includes $17,250,000 aggregate principal amount of 9.00% Senior Notes due 2029 (the "Notes") that may be offered and sold pursuant to the exercise in full of the underwriters' option to purchase additional notes to cover over-allotment. (2) The fee payable in connection with this offering has been calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the "Securities Act"). Payment of the registration fee at the time of filing of the Registration Statement was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act and is paid herewith in accordance with Rule 456(b) under the Securities Act. This "Calculation of Registration Fee" table shall be deemed to update the "Calculation of Registration Fee" table in the registration statement on Form S-3ASR filed with the Securities and Exchange Commission on March 22, 2022 (File No. 333-263756).

Narrative Disclosure
The maximum aggregate offering price of the securities to which the prospectus relates is $132,250,000.00. The prospectus is a final prospectus for the related offering.